Exhibit 99.2

QKL Stores Inc. to Participate in the Roth Conference; Announces Preliminary 4Q10 Financial Results

Press Release Source: QKL Stores Inc. On Tuesday March 15, 2011, 7:30 am EDT

DAQING, China, March 15, 2011 /PRNewswire-Asia/ -- QKL Stores Inc. (the "Company") (Nasdaq:QKLS - News), a leading regional supermarket chain in Northeastern China, today announced its planned participation in the following investor conference and its preliminary financial results for the quarter ended December 31, 2010.

Upcoming Investor Conference

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ROTH 23rd Annual Growth Stock Conference, to be held on March 13-16, 2011 at the Ritz Carlton in Laguna Niguel, California. Management is scheduled to present at 03:00-03:30 p.m. on March 15th, 2011, and meet with institutional investors during this conference.

Preliminary Fourth Quarter 2010 Financial Results

•	Revenue in the fourth quarter of 2010 to be in the range of $83-85 million compared to $71.7 million in the fourth quarter of 2009.

•	Gross margin to be in the range of 17.8%-17.9% compared to 17.4% for the third quarter of 2010 and 17.8% in the fourth quarter of 2009.

•	Net income margin to be in the range of 2.5%-2.7% compared to 1.5% in the third quarter of 2010.

•	Same-store sales increased 8% to approximately $72 million compared to the fourth quarter period of the prior year.

Mr. Zhuangyi Wang, Chairman and CEO, said, "We are pleased to have either met or exceeded the fourth quarter analyst consensus forecast for revenue, gross margin and net income margin.  This strong performance was driven by solid same store sales growth as well as from the new stores opened in recent months.  We look forward to providing our investors with further updates on our business when we report our official fourth quarter and full year financial results toward the end of March."

About QKL Stores Inc.:

Based in Daqing, China, QKL Stores, Inc. is a leading regional supermarket chain company operating in Northeastern China. QKL Stores sells a broad selection of merchandise, including groceries, fresh food, and non-food items, through its retail supermarkets, hypermarkets and department stores; the company also has its own distribution centers that service its supermarkets. For more information, please access the Company's website at: www.qklstoresinc.com.

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's services and projects and the Company's continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact Information
QKL Stores, Inc. In China:	ICR, Inc. In U.S.:
Mike Li, Investor Relations	Bill Zima
+86-459-460-7987	+1-203-682-8233